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                                                                   Exhibit 23.2


                         Consent of Independent Auditors



The Board of Directors and Stockholders
C-COR.net Corp. and Subsidiaries:


We consent to incorporation herein by reference in the registration statements (Nos. 2-95959, 33-27440, 33-35208, 33-66590, 333-65805, and 333-02505) on Form
S-8 and (No. 333-82697) on Form S-3 of C-COR.net Corp. of our report dated July 30, 1999, except as to Note 2, which is as of August 4, 1999, with respect to the balance sheets of Silicon Valley Communications, Inc. (formerly Qualop Systems Corporation) as of June 25, 1999 and June 30, 1998, and the related statements of operations, shareholders' (deficit) equity, and cash flows for the years then ended, which report appears in the Form 8-K of C-COR.net Corp. dated September 17, 1999.
                                           KPMG LLP


Mountain View, California
September 23, 1999